MICRON TECHNOLOGY, INC.
                                  Exhibit 21.1
                         Subsidiaries of the Registrant

                                           State (or jurisdiction)  Percentage
                                                  in which          Ownership
Name                                            Incorporated       by Registrant
- - ------------------------------------------ ----------------------- -------------
Micron Semiconductor, Inc.                         Idaho              100%
Micron Custom Manufacturing Services, Inc.         Idaho               86%
Micron Computer, Inc.                              Idaho               77%
Micron Communications, Inc.                        Idaho               87%
Micron Construction, Inc.                          Idaho               86%
Micron Construction of New Mexico, Inc.            New Mexico          86%
Micron Display Technology, Inc.                    Idaho               90%
Micron Europe Limited                              United Kingdom     100%
Micron Investments, Inc.                           Idaho               95%
Micron Overseas Trading, Inc.                      Virgin Islands     100%
Micron Quantum Devices, Inc.                       California          89%
Micromate, Inc.                                    Washington         100%
Micron Sales Northwest, Inc.                       Oregon             100%
Micron Semiconductor Asia Pacific Pte. Ltd.        Singapore          100%
Micron Semiconductor Asia Pacific Inc.             Idaho              100%
Micron Semiconductor (Deutschland) GmbH            Germany            100%
Micron Systems Integration, Inc.                   Idaho               90%
